Exhibit 99.2

[PriceWaterhouseCoopers Letterhead]

                                                   PriceWaterhouseCoopers LLP
                                                   PriceWaterhouseCoopers Center
                                                   300 Madison Avenue
                                                   New York NY 10017
                                                   Telephone 646 471 3000
                                                   Facsimile (813) 286 6000


                        Report of Independent Accountants


To the Board of Directors and Stockholder of Chase Home Finance LLC:


We have examined management's assertion about Chase Home Finance LLC's (formally known as Chase Manhattan Mortgage Corporation) (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2004 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimun servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimun servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.


/s/ PriceWaterhouseCoopers LLP
------------------------------

March 11, 2005

                                                                    Exhibit 99.2

                       [Chase Home Finance LLC Letterhead]

                                                                       Exhibit I


                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards


March 11, 2005


As of and for the year ended December 31, 2004, Chase Home Finance LLC's (formally known as Chase Manhattan Mortgage Corporation) (the "Company") has complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). These standards are applicable only to the Company's prime and subprime mortgage portfolios.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $250,000,000 and $25,000,000 respectively.





/s/ Thomas L. Wind                             /s/ Scott Powell
------------------------------                 ---------------------------------
Thomas L. Wind                                 Scott Powell
Co-Chief Executive Officer                     Co-Chief Executive Officer



/s/ Terry L. Gentry
------------------------------
Terry L. Gentry
SVP of Servicing